Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX ELECTS HONG WAI CHAN TO BOARD OF DIRECTORS

Irvine, CA, February 11, 2015 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today announced the appointment of Hong Wai Chan, 53, to the Company’s Board of Directors as a non-independent director. He replaces Benjamin Duster IV who stepped down from the Board so that Mr. Chan would have the opportunity to serve.

Philippe Lemaitre, Chairman of the Board of Directors of MFLEX commented, “On behalf of the Board, I would like to thank Benjamin for his service and contributions. I am also pleased to welcome Hong Wai to MFLEX.”

Hong Wai Chan served as a director of MFS Technology Ltd. (“MFS”) since 2010, was appointed as Executive Director in December 2013 and has served as its Chief Executive Officer since February 2014. MFS is presently a cash and non-operating company which sold its business in late 2014. Mr. Chan was Managing Director of Manufacturing Services of WBL Corporation Limited from 2007 to 2013. Earlier in his career, he served in a number of managerial and engineering roles at companies including MMI Holdings Ltd., IBM Data Storage, Conner Peripherals and Compaq Computers. Mr. Chan holds a bachelor’s degree in pure and applied physics from the National University of Singapore.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible

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printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect” “scheduled” or similar words. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2014. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

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